Exhibit 7

CITIGROUP CONSOLIDATED BALANCE SHEET

(In millions of dollars)

						3Q22 Increase/
	September 30,	December 31,	March 31,	June 30,	September 30,	(Decrease) from
	2021	2021	2022	2022	2022(1)	2Q22	3Q21
Assets
Cash and due from banks (including segregated cash and other deposits)	$28,906	$27,515	$27,768	$24,902	$26,502	6%	(8)%
Deposits with banks, net of allowance	294,902	234,518	244,319	259,128	273,105	5%	(7)%
Securities borrowed and purchased under agreements to resell, net of allowance	337,696	327,288	345,410	361,334	349,214	(3)%	3%
Brokerage receivables, net of allowance	59,487	54,340	89,218	80,486	79,696	(1)%	34%
Trading account assets	342,914	331,945	357,997	340,875	358,260	5%	4%
Investments
Available-for-sale debt securities, net of allowance	295,573	288,522	264,774	238,499	232,143	(3)%	(21)%
Held-to-maturity debt securities, net of allowance	198,056	216,963	242,547	267,592	267,864	-	35%
Equity securities	7,220	7,337	7,281	7,787	8,009	3%	11%
Total investments	500,849	512,822	514,602	513,878	508,016	(1)%	1%
Loans, net of unearned income
Consumer(2)	369,292	376,534	350,328	355,605	357,583	1%	(3)%
Corporate(3)	295,472	291,233	309,341	301,728	288,377	(4)%	(2)%
Loans, net of unearned income	664,764	667,767	659,669	657,333	645,960	(2)%	(3)%
Allowance for credit losses on loans (ACLL)	(17,715)	(16,455)	(15,393)	(15,952)	(16,309)	(2)%	8%
Total loans, net	647,049	651,312	644,276	641,381	629,651	(2)%	(3)%
Goodwill	21,573	21,299	19,865	19,597	19,326	(1)%	(10)%
Intangible assets (including MSRs)	4,553	4,495	4,522	4,526	4,485	(1)%	(1)%
Other assets, net of allowance	123,947	125,879	146,128	134,797	132,809	(1)%	7%
Total assets	$2,361,876	$2,291,413	$2,394,105	$2,380,904	$2,381,064	-	1%
Liabilities
Non-interest-bearing deposits in U.S. offices	$145,103	$158,552	$153,666	$147,214	$135,514	(8)%	(7)%
Interest-bearing deposits in U.S. offices	567,902	543,283	557,327	565,785	570,920	1%	1%
Total U.S. deposits	713,005	701,835	710,993	712,999	706,434	(1)%	(1)%
Non-interest-bearing deposits in offices outside the U.S.	94,016	97,270	98,579	100,266	98,904	(1)%	5%
Interest-bearing deposits in offices outside the U.S.	540,507	518,125	524,139	508,583	501,148	(1)%	(7)%
Total international deposits	634,523	615,395	622,718	608,849	600,052	(1)%	(5)%
Total deposits	1,347,528	1,317,230	1,333,711	1,321,848	1,306,486	(1)%	(3)%
Securities loaned and sold under agreements to resell	209,184	191,285	204,494	198,472	203,429	2%	(3)%
Brokerage payables	60,501	61,430	91,324	96,474	87,841	(9)%	45%
Trading account liabilities	179,286	161,529	188,059	180,453	196,479	9%	10%
Short-term borrowings	29,683	27,973	30,144	40,054	47,368	18%	60%
Long-term debt	258,274	254,374	253,954	257,425	253,068	(2)%	(2)%
Other liabilities(4)	75,810	74,920	94,066	86,552	87,276	1%	15%
Total liabilities	$2,160,266	$2,088,741	$2,195,752	$2,181,278	$2,181,947	-	1%
Equity
Stockholders' equity
Preferred stock	$17,995	$18,995	$18,995	$18,995	$18,995	-	6%
Common stock	31	31	31	31	31	-	-
Additional paid-in capital	107,922	108,003	108,050	108,210	108,347	-	-
Retained earnings	183,024	184,948	187,962	191,261	193,462	1%	6%
Treasury stock, at cost	(71,246)	(71,240)	(73,744)	(73,988)	(73,977)	-	(4)%
Accumulated other comprehensive income (loss) (AOCI)(5)	(36,851)	(38,765)	(43,585)	(45,495)	(48,298)	(6)%	(31)%
Total common equity	$182,880	$182,977	$178,714	$180,019	$179,565	-	(2)%
Total Citigroup stockholders' equity	$200,875	$201,972	$197,709	$199,014	$198,560	-	(1)%
Noncontrolling interests	735	700	644	612	557	(9)%	(24)%
Total equity	201,610	202,672	198,353	199,626	199,117	-	(1)%
Total liabilities and equity	$2,361,876	$2,291,413	$2,394,105	$2,380,904	$2,381,064	-	1%

(1)	Preliminary.

(2)	Consumer loans include loans managed by PBWM and Legacy Franchises (other than Mexico Small Business & Middle-Market Banking (Mexico SBMM) loans).

(3)	Corporate loans include loans managed by ICG and Legacy Franchises-Mexico SBMM.

(4)	Includes allowance for credit losses for unfunded lending commitments. See page 15.

(5)	As discussed in footnote 2 on page 1, Citi's third quarter of 2021 results include an approximate $680 million loss on sale (an approximate $580 million after-tax), related to Citi’s agreement to sell its Australia consumer banking business. The loss primarily reflects the impact of an approximate $625 million ($475 million (after-tax)) currency translation adjustment (CTA) loss (net of hedges) at September 30, 2021, December 31, 2021 and March 31, 2022, already reflected in the Accumulated Other Comprehensive Income (AOCI) component of equity. The sale closed during the second quarter of 2022, and the CTA balance was removed from the AOCI component of equity as of the end of the second quarter of 2022, resulting in a neutral impact from CTA to Citi’s Common Equity Tier 1 Capital.

NM Not meaningful.

Reclassified to conform to the current period's presentation.